Exhibit 5.1

May 5, 2011	Direct: 212.351.4000
Fax: 212.351.4035
Ancestry.com Inc.
360 West 4800 North	Client: C 36333-00007
Provo, UT 84604

Re:	Ancestry.com Inc.
Registration Statement on Form S-3
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of Ancestry.com Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2011 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of common stock of the Company (the “Common Stock”) which may be offered and sold by the Company or by selling stockholders to be identified in a prospectus supplement, in a post-effective amendment, or in filings the Company makes with the Commission under the Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.
We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.
The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
A.	We have assumed the completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Common Stock.
B.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are

Ancestry.com Inc.
May 5, 2011

generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts after such time as the Registration Statement is filed.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
Gibson, Dunn & Crutcher LLP

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